Exhibit 99.1

FOR IMMEDIATE RELEASE

Evolving Systems Announces the Promotion of Richard Dinkel

as the Company’s New Senior Vice President of Finance

ENGLEWOOD, CO — June 6, 2017 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in consumer lifecycle engagement, analytics and monetization solutions for connected mobile devices worldwide, is pleased to announce today the appointment of Richard Dinkel as its new Senior Vice President of Finance, effective immediately. Daniel Moorhead, who previously held the position of Chief Financial Officer, has moved on from the Company to pursue other endeavors.

“I would personally like to thank Dan for his leadership, counsel and the significant contributions he has made over the past several years. We wish him nothing but the best in the future,” stated Thomas Thekkethala, President and Chief Executive Officer of Evolving Systems. “I would also like to congratulate Rick on his well-deserved promotion to Senior Vice President of Finance. Rick has been one of the key leaders within our finance team for over two decades, and his knowledge of our business and industry will be instrumental as we continue to evolve and expand our global presence.”

Mr. Dinkel joined Evolving Systems in October 1994. He held the position of Corporate Controller since December 2011 and was responsible for all accounting functions, including SEC filings and Sarbanes-Oxley compliance. From June 2005 to December 2011, he was the Company’s U.K. Controller. Prior to this, he served in various capacities in the Finance team progressing to Assistant Controller between 1994 and 2005. Mr. Dinkel also holds a Bachelor of Business Administration with specialization in Accounting from Metropolitan State University Denver.

Mr. Dinkel added, “I’m honored to take on this new role with the Company and I too, want to thank Dan for his instrumental contributions. I’m very excited about the many opportunities ahead of us to drive continued growth and success. Evolving Systems has all the ingredients as a business to deliver long-term value for its constituents and I look forward to working more closely with our leadership team and colleagues as we execute our strategy.”

Reporting to the CEO, Mr. Dinkel in his position as SVP of Finance will be responsible for coordinating the organization’s financial planning, analysis and reporting processes. He will also collaborate with other senior leaders to implement best business practices and seek operational improvements.

Mr. Moorhead added, “I’d like to congratulate Rick on his well-deserved promotion. He is a tremendous asset to the Company and was crucial to my success as Chief Financial Officer. It was a difficult decision to leave Evolving Systems as we’ve built a great team. Thomas is a visionary with terrific plans for the Company and I leave confident, that under his leadership, the team will be successful in growing the business.”

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services for connected mobile devices to over 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading solutions and services for consumer lifecycle engagement (acquisition, activation, upsell, retention) analytics and monetization. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements about the continued growth and success of the Company are forward-looking statements. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

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Company Contact:

Michael Glickman

Senior Vice President, Investor Relations
GW Communications (for Evolving Systems)
Tel: (917) 397-2272
Email: mglickman@GWCco.com